AMENDED AND RESTATED CREDIT AGREEMENT

BETWEEN

LOTHIAN OIL INC.,

as “Parent Borrower”

and

UNITED HERITAGE CORPORATION,

LOTHIAN OIL (USA) INC.,

LOTHIAN OIL TEXAS I, INC.,
and

UHC NEW MEXICO CORPORATION
“Subsidiary Borrowers”
and,
collectively, with Parent Borrower, “Borrowers”
and

STERLING BANK,
as “Lender”

dated JUNE 16, 2006,
effective as of MARCH 31, 2006

REDUCING REVOLVING LINE OF CREDIT OF UP TO $20,000,000

TABLE OF CONTENTS

		Page

ARTICLE I DEFINITIONS AND INTERPRETATION		1
1.1	Terms Defined Above	1
1.2	Additional Defined Terms	1
1.3	Undefined Financial Accounting Terms	8
1.4	References	8
1.5	Articles and Sections	8
1.6	Number and Gender	8
1.7	Incorporation of Exhibits	8

ARTICLE II TERMS OF FACILITY		8
2.1	Revolving Line of Credit	8
2.2	Use of Loan Proceeds	8
2.3	Interest	8
2.4	Repayment of Loans and Interest	8
2.5	Outstanding Amounts	8
2.6	Time, Place, and Method of Payments	8
2.7	Borrowing Base Determinations	8
2.8	Mandatory Prepayments	8
2.9	Voluntary Prepayments of Loans	8
2.10	Commitment Fee	8
2.11	Facility Fee	8
2.12	Reimbursement for Engineering Expenses	8
2.13	Loans to Satisfy Obligations of Borrowers	8
2.14	Security Interest in Accounts; Right of Offset	8
2.15	General Provisions Relating to Interest	8
2.16	Intentionally Omitted	8
2.17	Power of Attorney	8
2.18	Letters of Credit	8
2.19	Letter of Credit Fee	8

ARTICLE III CONDITIONS		8
3.1	Receipt of Loan Documents and Other Items	8
3.2	Each Loan and Letter of Credit	8

ARTICLE IV REPRESENTATIONS AND WARRANTIES		8
4.1	Due Authorization	8
4.2	Corporate Existence	8
4.3	Valid and Binding Obligations	8
4.4	Security Instruments	8
4.5	Title to Assets	8
4.6	Scope and Accuracy of Financial Statements	8
4.7	No Material Misstatements	8
4.8	Liabilities, Litigation, and Restrictions	8

Exhibit 10 1 for 8-K-Amended and Restated Credit Agreement.DOC - i-

4.9	Authorizations; Consents	8
4.10	Compliance with Laws	8
4.11	ERISA
4.12	Environmental Laws	8
4.13	Compliance with Federal Reserve Regulations	8
4.14	Investment Company Act Compliance	8
4.15	Public Utility Holding Company Act Compliance	8
4.16	Proper Filing of Tax Returns; Payment of Taxes Due	8
4.17	Refunds	8
4.18	Gas Contracts	8
4.19	Intellectual Property	8
4.20	Casualties or Taking of Property	8
4.21	Locations of Borrowers	8
4.22	Subsidiaries	8
4.23	Purchasers of Production	8
4.24	Patriot Act	8
4.25	Affiliate Transactions	8

ARTICLE V AFFIRMATIVE COVENANTS		8
5.1	Maintenance and Access to Records	8
5.2	Quarterly Financial Statements; Compliance Certificates	8
5.3	Annual Financial Statements	8
5.4	Oil and Gas Reserve Reports	8
5.5	Title Opinions; Title Defects	8
5.6	Notices of Certain Events	8
5.7	Letters in Lieu of Transfer Orders; Division Orders	8
5.8	Additional Information	8
5.9	Compliance with Laws	8
5.10	Payment of Assessments and Charges	8
5.11	Maintenance of Corporate Existence and Good Standing	8
5.12	Payment of Note; Performance of Obligations	8
5.13	Further Assurances	8
5.14	Initial Fees and Expenses of Counsel to Lender	8
5.15	Subsequent Fees and Expenses of Lender	8
5.16	Operation of Oil and Gas Properties	8
5.17	Maintenance and Inspection of Properties	8
5.18	Maintenance of Insurance	8
5.19	INDEMNIFICATION	8
5.20	Hedging Transaction Reports	8
5.21	Production and Expense Reports	8
5.22	Commodity Hedge Agreements	8
5.23	Additional Borrowers	8
5.24	Additional Properties	8

ARTICLE VI NEGATIVE COVENANTS		8
6.1	Indebtedness	8
6.2	Contingent Obligations	8

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6.3	Liens
6.4	Sales of Assets	8
6.5	Leasebacks	8
6.6	Sale or Discount of Receivables	8
6.7	Loans or Advances	8
6.8	Investments	8
6.9	Dividends and Distributions	8
6.10	Issuance of Stock; Changes in Corporate Structure	8
6.11	Transactions with Affiliates	8
6.12	Lines of Business	8
6.13	Plan Obligations	8
6.14	Current Ratio	8
6.15	EBITDA to Current Borrowing Base Ratio	8
6.16	Minimum Consolidated Tangible Net Worth	8
6.17	Commodity Hedge Agreements	8
6.18	UHC Credit Documents	8

ARTICLE VII EVENTS OF DEFAULT		8
7.1	Enumeration of Events of Default	8
7.2	Remedies	8

ARTICLE VIII MISCELLANEOUS		8
8.1	Transfers; Participations	8
8.2	Survival of Representations, Warranties, and Covenants	8
8.3	Notices and Other Communications	8
8.4	Parties in Interest	8
8.5	Rights of Third Parties	8
8.6	Renewals; Extensions	8
8.7	No Waiver; Rights Cumulative	8
8.8	Survival Upon Unenforceability	8
8.9	Amendments; Waivers	8
8.10	Controlling Agreement	8
8.11	Disposition of Collateral	8
8.12	GOVERNING LAW	8
8.13	JURISDICTION AND VENUE	8
8.14	WAIVER OF RIGHTS TO JURY TRIAL	8
8.15	ENTIRE AGREEMENT	8
8.16	IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT	8
8.17	Counterparts	8
8.18	Amendment and Restatement	8
8.19	Ratification and Merger	8

Exhibit 10 1 for 8-K-Amended and Restated Credit Agreement.DOC iii

LIST OF EXHIBITS

Exhibit I	Form of Note
Exhibit II	Form of Borrowing Request
Exhibit III	Form of Compliance Certificate
Exhibit IV	Disclosures
Exhibit V	Borrowing Base Oil and Gas Properties
Exhibit VI	Purchasers of Production
Exhibit VII	Affiliate Transaction

Exhibit 10 1 for 8-K-Amended and Restated Credit Agreement.DOC iv

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is made and entered into the 16th day of June, 2006, effective as of March 31, 2006, by and between LOTHIAN OIL INC., a Delaware corporation (the “Parent Borrower”), UNITED HERITAGE CORPORATION, a Utah corporation, LOTHIAN OIL (USA) INC., a Texas corporation, LOTHIAN OIL TEXAS I, INC., a Texas corporation, and UHC NEW MEXICO CORPORATION, a New Mexico corporation (“Subsidiary Borrowers” and, collectively, with Parent Borrower, “Borrowers”), and STERLING BANK, a Texas state chartered bank (the “Lender”).

WITNESSETH:

WHEREAS, Borrowers (other than United Heritage Corporation and UHC New Mexico Corporation) entered into that certain Credit Agreement dated April 28, 2005, as amended (“Prior Credit Agreement”);

WHEREAS, subsequent to the Prior Credit Agreement, Lothian Oil Inc. acquired a controlling interest in the capital stock of United Heritage Corporation.

WHEREAS, Borrowers have requested that Lender amend and restate the Prior Credit Agreement; and

In consideration of the mutual covenants and agreements herein contained, Borrowers and Lender hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION
1.1  Terms Defined Above. As used in this Credit Agreement, the terms “Parent Borrower,” “Subsidiary Borrower,” “Borrowers” and “Lender” shall have the meaning assigned to them hereinabove.

1.2  Additional Defined Terms. As used in this Credit Agreement, each of the following terms shall have the meaning assigned thereto in this Section, unless the context otherwise requires:

“Affiliate” shall mean any Person directly or indirectly controlling, or under common control with, any Borrower and includes any Subsidiary of any Borrower and any “affiliate” of any Borrower within the meaning of Reg. §240.12b-2 of the Securities Exchange Act of 1934, as amended, with “control,” as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.

“Agreement” shall mean this Amended and Restated Credit Agreement, as it may be amended, supplemented, or restated from time to time.

“Available Commitment” shall mean, at any time, an amount equal to the remainder, if any, of (a) the Borrowing Base in effect at such time minus (b) the Loan Balance.

“Base Rate” shall mean, at any time, the prime rate established in The Wall Street Journal’s“Money Rates” or similar table. If multiple prime rates are quoted in the table, then the highest prime rate will be the Base Rate. In the event that the prime rate is no longer published by The Wall Street Journal in the “Money Rates” or similar table, then Lender may select an alternative published index based upon comparable information as a substitute Base Rate. Upon the selection of a substitute Base Rate, the applicable interest rate shall thereafter vary in relation to the substitute index. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect without notice to Borrowers at the time of such change in the Base Rate.

“Borrowing Base” shall mean, at any time with regard to the Borrowing Base Oil and Gas Properties, the amount determined by Lender in accordance with Section 2.7 then in effect.

“Borrowing Base Oil and Gas Properties” means those Oil and Gas Properties of Borrowers that will, with execution of the Loan Documents, be subject to liens created by certain of the Security Instruments to secure the Obligations, which initial Borrowing Base Oil and Gas Properties are described in Exhibit V attached hereto and made a part hereof together with such additional Oil and Gas Properties as are subsequently added to the Borrowing Base Oil and Gas Properties pursuant to Section 2.8.

“Borrowing Request” shall mean each written request, in substantially the form attached hereto as Exhibit II, by Parent Borrower to Lender for a borrowing or prepayment pursuant to Sections 2.1, 2.8 or 2.9, each of which shall:

(a)  be signed by a Responsible Officer of Parent Borrower;

(b)  specify the amount requested or prepaid and the date of the borrowing or prepayment (which shall be a Business Day); and

(c)  be delivered to Lender no later than 11:00 a.m., Central Standard or Daylight Savings Time, as the case may be, on the Business Day of the requested borrowing or prepayment.

“Business Day” shall mean a day other than a Saturday, Sunday, legal holiday for commercial banks under the laws of the State of Texas, or any other day when banking is suspended in the State of Texas.

“Change of Control” means an event or series of events by which (i) the holders of the capital ownership of any Borrower as of the Closing Date cease to own and control, directly and indirectly, at least fifty-one percent (51%) of such Borrower’s capital ownership or (ii) any Borrower ceases to own and control, directly and indirectly, 100% of the capital ownership in any of its Subsidiaries (except as provided in (i) above).

“Closing Date” shall mean the effective date of this Agreement when all conditions precedent hereunder have been satisfied.

“Collateral” shall mean the Borrowing Base Oil and Gas Properties and any other Property now or at any time used or intended as security for the payment or performance of all or any portion of the Obligations, including, without limitation the Property covered by the Security Instruments.

“Commitment” shall mean the obligation of Lender, subject to applicable provisions of this Agreement, to make Loans to or for the benefit of Borrowers pursuant to Section 2.1 and to issue Letters of Credit pursuant to Section 2.18 in an aggregate amount not to exceed $20,000,000.

“Commitment Fee” shall mean each fee payable to Lender by Borrowers pursuant to Section 2.10.

“Commitment Period” shall mean the period from and including the Closing Date to but not including the Maturity Date.

“Commodity Hedge Agreement” shall mean any crude oil, natural gas, or other hydrocarbon floor, collar, cap, price protection, or swap agreement between any Borrower and a Person, in form and substance acceptable to Lender in its sole discretion.

“Commonly Controlled Entity’ shall mean any Person which is under common control with any Borrower within the meaning of Section 4001 of ERISA.

“Compliance Certificate” shall mean each certificate, substantially in the form attached hereto as Exhibit III, executed by a Responsible Officer of Parent Borrower and furnished to Lender from time to time in accordance with Sections 5.2 and 5.3.

“Consolidated Tangible Net Worth” means, as of any reporting period, Stockholders’ Equity, less the sum of:

(A) Goodwill, including any amounts, however designated on a consolidated balance sheet of Borrowers and their Subsidiaries, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of Borrowers;

(B) Patents, trademarks, trade names, and copyrights;

(C) Any amount at which shares of capital stock of any Subsidiary appear as an asset on Borrowers’ balance sheet; and

(D) Any other amount in respect of an intangible that should be classified as an asset on a consolidated balance sheet of Borrowers in accordance with GAAP.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations of any other Person (for purposes of this definition, a “primary obligation”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Current Assets” shall mean all assets which would, in accordance with GAAP, be included as current assets, on a consolidated basis, on the balance sheet of Borrowers as of the date of calculation.

“Current Liabilities” shall mean all liabilities which would, in accordance with GAAP, be included as current liabilities, on a consolidated basis, on the balance sheet of Borrowers as of the date of calculation.

“Default” shall mean any event or occurrence which with the lapse of time or the giving of notice or both would become an Event of Default.

“Default Rate” shall mean a per annum interest rate equal to the Floating Rate plus four percent (4%), but in no event exceeding the Highest Lawful Rate.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“EBITDA” shall mean, for any period, Net Income for such period plus Interest Expense, federal and state income taxes, depreciation, depletion, amortization, and other non-cash expenses for such period deducted in the determination of Net Income for such period.

“Environmental Complaint” shall mean any written complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of Borrowers, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of any Borrower or the business conducted thereon.

“Environmental Laws” shall mean (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of any Borrower is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder and interpretations thereof.

“Event of Default” shall mean any of the events specified in Section 7.1.

“Facility Fee” has the meaning given to such term in Section 2.11 hereof.

“Financial Statements” shall mean statements of the financial condition of Borrowers on a consolidated basis and on a consolidating basis as at the point in time and for the period indicated and consisting of at least a balance sheet and related statements of operations, common stock and other stockholders’ equity; and cash flows for Borrowers and, when required by applicable provisions of this Agreement to be reviewed by certified public accountants acceptable to Lender and footnotes to any of the foregoing, all of which shall be prepared in accordance with GAAP for Borrowers, consistently applied and in comparative form with respect to the corresponding period of the preceding fiscal period.

“Floating Rate” shall mean an interest rate per annum equal to the Base Rate from time to time in effect plus (i) three-fourths of one percent (0.75%) at any time the Loan Balance is less than fifty percent (50%) of the Commitment and (ii) one and one-half percent (1.50%) at any time the Loan Balance is equal to or greater than fifty percent (50%) of the Commitment, but in no event exceeding the Highest Lawful Rate.

“GAAP” shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time.

“G&A Expenses” means the combined general and administrative expenses of the Borrowers, including capitalized general and administrative expenses, calculated in accordance with GAAP (excluding all non-cash charges).

“Governmental Authority” shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guarantor” means each Subsidiary of each Borrower, now or hereafter in existence that is not a Borrower hereunder (other than NHSC), including, without limitation, Lothian Oil II, UHC PC, and UHC PSC.

“Guaranty” means the Guaranty made by any Guarantor in favor of Lender, in form and substance satisfactory to Lender.

“Hazardous Substances” shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” or “toxic substances” under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other law or regulation now or hereafter enacted or promulgated by any Governmental Authority.

“Highest Lawful Rate” shall mean the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at anytime or from time to time may be contracted for, taken, reserved, charged, or received under applicable laws of the State of Texas or the United States of America, whichever authorizes the greater rate, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.

“Indebtedness” shall mean, as to any Person, without duplication, (a) all liabilities (excluding reserves for deferred income taxes, deferred compensation liabilities, and other deferred liabilities and credits) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes, or similar evidences of indebtedness, (c) all other indebtedness of such Person for borrowed money, and (d) all obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien).

“Insolvency Proceeding” shall mean application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor’s relief, or other similar law of the United States, the State of Texas, or any other jurisdiction.

“Intellectual Property” shall mean patents, patent applications, trademarks, tradenames, copyrights, technology, know-how, and processes.

“Interest Expense” shall mean, for any period, the total interest expense (including, without limitation, interest expense attributable to capitalized leases) of Borrowers, on a consolidated basis, for such period, determined in accordance with GAAP.

“Investment” in any Person shall mean any stock, bond, note, or other evidence of Indebtedness, or any other security (other than current trade and customer accounts) of, investment or partnership interest in or loan to, such Person.

“L/C Exposure” shall mean, at any time, the aggregate maximum amount available to be drawn under outstanding Letters of Credit at such time.

“Letter of Credit” shall mean any standby letter of credit issued by Lender for the account of Borrowers pursuant to Section 2.18.

“Letter of Credit Application” shall mean the standard letter of credit application employed by Lender from time to time in connection with letters of credit.

“Letter of Credit Fee” shall mean each fee payable to Lender by Borrowers pursuant to Section 2.19 upon or in connection with the issuance of a Letter of Credit.

“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of such Property, whether such interest is based on common law, statute, or contract, and including, but not limited to, the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment, or bailment for security purposes (other than true leases or true consignments), liens of mechanics, materialmen, and artisans, maritime liens and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property which secure an obligation owed to, or a claim by, a Person other than the owner of such Property (for the purpose of this Agreement, each Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes), and the filing or recording of any financing statement or other security instrument in any public office.

“Limitation Period” shall mean any period while any amount remains owing on the Note and interest on such amount, calculated at the applicable interest rate, plus any fees or other sums payable under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.

“Loan” shall mean any loan made by Lender to or for the benefit of Borrowers pursuant to this Agreement and any payment made by Lender under a Letter of Credit.

“Loan Balance” shall mean, at any time, the outstanding principal balance of the Note at such time, plus the L/C Exposure at such time.

“Loan Documents” shall mean this Agreement, the Note, the Letters of Credit Applications, the Letters of Credit, the Security Instruments, the Guaranty, the Subordination Agreement and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with such documents, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect.

“Lothian Oil II” means Lothian Oil Texas II, Inc., a Texas corporation.

“Material Adverse Effect” shall mean (a) any adverse effect on the business, operations, properties, financial condition, or prospects of any Borrower which materially increases the risk that any of the Obligations will not be repaid as and when due, or (b) any material adverse effect upon the Collateral.

“Maturity Date” shall mean April 30, 2008.

“Merger” means the transactions described in the Merger Agreement.

“Merger Agreement” means that certain Merger Agreement and Plan of Reorganization dated February 22, 2006 between United Heritage Corporation and Lothian Oil Inc.

“Monthly Borrowing Base Reduction” shall mean the amount by which the Borrowing Base shall be reduced as of the last day of each calendar month pursuant to Section 2.7, which amount shall be determined by Lender from time to time in its sole discretion.

“Net Income” shall mean, for any period, the net income (or loss) of Borrowers, on a consolidated basis, for such period, determined in accordance with GAAP.

“Net Proceeds” means (a) with respect to any sale, lease, transfer or other disposition of any asset by any Person, the aggregate amount of cash and non-cash proceeds from such transaction received by, or paid to or for the account of, such Person, net of customary and reasonable out-of-pocket costs, fees, and expenses, and (b) with respect to the issuance of equity securities, debt securities, or similar instruments, or the incurrence of Indebtedness, the cash and non-cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection with such issuance. Non-cash proceeds include any proceeds received by way of deferred payment of principal calculated on a combined basis as of such time pursuant to a note, installment receivable, purchase price adjustment receivable, or otherwise, but only as and when received.

“NHSC” means National Heritage Services Corporation, a Texas corporation, and a Subsidiary of United Heritage Corporation.

“Note” shall mean the promissory note of Borrowers, in the form attached hereto as Exhibit I, together with all renewals, extensions for any period, increases, and rearrangements thereof.

“Obligations” shall mean, without duplication, (a) all Indebtedness evidenced by the Note, (b) the Reimbursement Obligations, (c) the undrawn, unexpired amount of all outstanding Letters of Credit, (d) the obligation of Borrowers for the payment of Commitment Fees, Facility Fees, Letter of Credit Fees, and reimbursement of engineering expenses, legal expenses, and (e) all other obligations and liabilities of Borrowers to Lender, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

“Oil and Gas Properties” shall mean fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and Properties appertaining, belonging, affixed, or incidental thereto.

“Parent Borrower” means, as of the date hereof, Lothian Oil Inc., a Delaware corporation, and subsequent to the Merger, Lothian Oil Inc., a Delaware corporation and the surviving entity after the Merger of Lothian Oil Inc. into United Heritage Corporation and the name change to Lothian Oil Inc., as incorporated in Delaware.

“Permitted Liens” shall mean (a) Liens for taxes, assessments, or other governmental charges or levies not yet due or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor, (b) Liens (including, but not limited to, pledges or deposits) in connection with workers’ compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old-age pension, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (c) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (d) Liens in favor of operators and non-operators under joint operating agreements or similar contractual arrangements arising in the ordinary course of the business of Borrowers to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (e) Liens under production sales agreements, division orders, operating agreements, and other agreements customary in the oil and gas business for processing, producing, and selling hydrocarbons securing obligations not constituting Indebtedness and provided that such Liens do not secure obligations to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery, (f) easements, rights of way, restrictions, and other similar encumbrances, and minor defects in the chain of title which are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of Borrowers or materially detract from the value or use of the Property to which they apply, (g) Liens in favor of Lender and other Liens expressly permitted under the Security Instruments and (h) any other Liens approved by Lender in its sole discretion securing Indebtedness subordinated to the Obligations.

“Person” shall mean an individual, corporation, partnership, trust, unincorporated organization, government, any agency or political subdivision of any government, or any other form of entity.

“Plan” shall mean, at any time, any employee benefit plan which is covered by ERISA and in respect of which any Borrower or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Principal Office” shall mean the principal office of Lender in Houston, Texas, presently located at 2550 North Loop West, Suite 800, Houston, Texas 77092.

“Prior Credit Agreement” has the meaning set forth in the first recital hereof.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions for Oil and Gas reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Reserves” means Proved Reserves as defined in the Definitions for Oil and Gas reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Purchasers of Production” means the Persons listed on Exhibit VI and all other Persons who purchase Hydrocarbons attributable or allocable to Borrowers’ interests in the Oil and Gas Properties (including the Borrowing Base Oil and Gas Properties).

“PW9” means the present worth of future net income, discounted to the present value at the simple interest rate of nine percent (9%) per year.

“Rate Management Transaction” shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into between any Borrower and Lender or a Person acceptable to Lender, in its sole discretion, which is a rate swap, basis swap, forward rate transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to on or more interest rates, foreign currencies, equity prices or other financial measures.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

“Regulatory Change” shall mean the passage, adoption, institution, or amendment of any federal, state, local, or foreign Requirement of Law (including, without limitation, Regulation D), or any interpretation, directive, or request (whether or not having the force of law) of any Governmental Authority or monetary authority charged with the enforcement, interpretation, or administration thereof, occurring after the Closing Date and applying to a class of banks including Lender.

“Reimbursement Obligation” shall mean the obligation of Borrowers to provide to Lender or reimburse Lender for any amounts payable, paid, or incurred by Lender with respect to Letters of Credit.

“Release of Hazardous Substances” shall mean any emission, spill, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of Borrowers.

“Requirement of Law” shall mean, as to any Person, the certificate or articles of incorporation and by-laws, partnership agreements or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including, without limitation, rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserve Report” shall mean each report delivered to Lender pursuant to Section 5.4.

“Responsible Officer” shall mean, as to any Person, its President, Chief Executive Officer or Chief Financial Officer.

“Security Instruments” shall mean the security instruments executed and delivered in satisfaction of the condition set forth in Section 3.1(f), and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, restated, or supplemented from time to time.

“Stock Pledge Agreement” means the Pledge Agreement date of even date herewith from Borrowers to Lender.

“Stockholders’ Equity” means, at any time, the sum of the following accounts set forth on a consolidated balance sheet of Borrowers, prepared in accordance with GAAP: (a) the par or stated value of all outstanding capital stock; (b) capital surplus; and (c) retained earnings or accumulated deficit, as the case may be.

“Subordination Agreement” means that certain Subordination Agreement dated of even date herewith among Lender, Parent Borrower, United Heritage Corporation and UHC NM, subordinating therein the liabilities and obligations of United Heritage Corporation and UHC NM owing to Parent Borrower to the Obligations of Borrowers to Lender hereunder.

“Subsidiary” shall mean, as to any Person, a corporation or other legally recognized business entity of which shares of stock or ownership interest having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation or business entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Superfund Site” shall mean those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action or any comparable state registries or list in any state of the United States.

“Transferee” shall mean any Person to which Lender has sold, assigned, transferred, or granted a participation in any of the Obligations, as authorized pursuant to Section 8.1, and any Person acquiring, by purchase, assignment, transfer, or participation, from any such purchaser, assignee, transferee, or participant, any part of such Obligations.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of Texas.

“UHC Credit Documents” means, collectively, (i) the Secured Credit Agreement between Parent Borrower, as lender, and United Heritage Corporation and UHC NM, as borrowers, (ii) the Term Note in the face amount of $4,000,000 executed by United Heritage Corporation and UHC NM payable to Parent Borrower and (iii) the Deed of Trust, Mortgage, Assignment of Production, Security Agreement and Financing Statement from UHC NM in favor of Michael H. Atnipp for the benefit of Parent Borrower, each dated October 7, 2005.

“UHC NM” means UHC New Mexico Corporation, a New Mexico corporation and a subsidiary of United Heritage Corporation.

“UHC PC” means UHC Petroleum Corporation, a Texas corporation.

“UHC PSC” means UHC Petroleum Services Corporation, a Texas corporation.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, Pub. L. 107-56, as amended, and regulations promulgated thereunder as in effect from time to time.

1.3  Undefined Financial Accounting Terms. Undefined financial accounting terms used in this Agreement shall be defined according to GAAP at the time in effect.

1.4  References. References in this Agreement to Exhibit, Article, or Section numbers shall be to Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to “hereby,” “herein,” “hereinafter,” “hereinabove,” “hereinbelow,” “hereof,” “hereunder” and words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Article, or Section in which such reference appears.

1.5  Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

1.6  Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

1.7  Incorporation of Exhibits. The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

ARTICLE II

TERMS OF FACILITY
2.1  Revolving Line of Credit.

(a)  Upon the terms and conditions (including, without limitation, the right of Lender to decline to make any Loan so long as any Default or Event of Default has occurred and is continuing) and relying on the representations and warranties contained in this Agreement, Lender agrees, during the Commitment Period, to make Loans, in immediately available funds at the Principal Office, to or for the benefit of Borrowers, from time to time on any Business Day designated by Borrowers following receipt by Lender of a Borrowing Request; provided, however, no Loan shall exceed the then existing Available Commitment.

(b)  Subject to the terms of this Agreement, during the Commitment Period, Borrowers may borrow, repay, and reborrow such funds. Except for prepayments made pursuant to Section 2.8, each borrowing and prepayment of principal of Loans shall be in an amount at least equal to $100,000. Each borrowing or prepayment shall be deemed a separate borrowing or prepayment for purposes of the foregoing.

(c)  The Loans made under this Section 2.1 shall be made and maintained at the Principal Office and shall be evidenced by the Note.

(d)  Borrowers and Lenders acknowledge that $3,449,000.00 of principal and $14,948.27 of accrued and unpaid interest, plus a Letter of Credit in the amount of $500,000.00 remain outstanding under the Prior Credit Agreement and such outstanding amounts shall constitute outstanding principal and interest and a Letter of Credit hereunder, respectively, as Obligations as of the Closing Date.

2.2  Use of Loan Proceeds.

(a)  Proceeds of all Loans shall be used solely for (i) capital expenditures in relation to the development of the Borrowing Base Oil and Gas Properties, (ii) payment of fees and expenses hereunder and/or (iii) for general corporate purposes.

(b)  Letters of Credit shall be used solely for general corporate purposes provided, however, no Letter of Credit may be used in lieu or in support of stay or appeal bonds.

2.3  Interest. Subject to the terms of this Agreement (including, without limitation, Section 2.15), interest on the Loans shall accrue and be payable at a rate per annum equal to the Floating Rate. Interest on all Loans shall be computed on the basis of a year of 360 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) during the period for which payable. Interest provided for herein shall be calculated on unpaid sums actually advanced and outstanding pursuant to the terms of this Agreement and only for the period from the date or dates of such advances until repayment. Notwithstanding the foregoing, interest on past-due principal and, to the extent permitted by applicable law, past-due interest, shall accrue at the Default Rate, computed on the basis of a year of 360 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) during the period for which payable, and shall be payable upon demand by Lender at any time as to all or any portion of such interest.

2.4  Repayment of Loans and Interest. Accrued and unpaid interest on the outstanding Loans under the Note shall be due and payable monthly commencing on the last day of June, 2006, and continuing on the last day of each calendar month thereafter while any amount of the outstanding principal balance remains outstanding, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the outstanding principal balance. The outstanding principal balance on the Note, together with all accrued and unpaid interest thereon, shall be due and payable on the Maturity Date.

2.5  Outstanding Amounts. The outstanding principal balance of the Note reflected by the notations by Lender on its records shall be deemed rebuttably presumptive evidence of the principal amount owing on the Note. The liability for payment of principal and interest evidenced by the Note shall be limited to principal amounts actually advanced and outstanding pursuant to this Agreement and interest on such amounts calculated in accordance with this Agreement.

2.6  Time, Place, and Method of Payments. All payments required pursuant to this Agreement or the Note shall be made in lawful money of the United States of America and in immediately available funds, shall be deemed received by Lender on the next Business Day following receipt if such receipt is after 2:00 p.m., Central Standard or Daylight Savings Time, as the case may be, on any Business Day, and shall be made at the Principal Office. Except as provided to the contrary herein, if the due date of any payment hereunder or under the Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

2.7  Borrowing Base Determinations.

(a)  The Borrowing Base as of the Closing Date is acknowledged by Borrowers and Lender to be $5,250,000. The amount of the Borrowing Base (as adjusted from time to time under the terms of this Agreement) shall be reduced by the amount of the Monthly Borrowing Base Reduction beginning June 30, 2006 and on the last day of each month thereafter until redetermined by Lender. The Monthly Borrowing Base Reduction as of the Closing Date is equal to $0.00.

(b)  The Borrowing Base shall be redetermined semi-annually December 1 and June 1 beginning December 1, 2006, on the basis of information supplied by Borrowers in compliance with the provisions of this Agreement, including, without limitation, Reserve Reports, and all other information available to Lender. In addition to such semi-annual redetermination of the Borrowing Base, Lender shall, in the normal course of business following a request of Borrowers, redetermine the Borrowing Base; provided, however, Lender shall not be obligated to respond to more than two such requests during any calendar year, and in no event shall Lender be required to redetermine the Borrowing Base more than twice in any six-month period, including, without limitation, each scheduled semi-annual redetermination provided for above.

(c)  Notwithstanding the foregoing, Lender may at its discretion redetermine the Borrowing Base at any time and from time to time.

(d)  Upon each determination of the Borrowing Base by Lender, Lender shall notify Parent Borrower in writing of such determination, and the Borrowing Base so communicated to Parent Borrower shall become effective upon such written notification and shall remain in effect until the next subsequent determination of the Borrowing Base.

(e)  Each time Lender redetermines the Borrowing Base as provided above, it shall contemporaneously redetermine the Monthly Borrowing Base Reduction in its sole discretion and shall notify Parent Borrower in writing of such determination, and the Monthly Borrowing Base Reduction so communicated to Parent Borrower shall become effective upon such written notification and shall remain in effect until the next subsequent determination of the Monthly Borrowing Base Reduction.

(f)  The Borrowing Base shall represent the determination by Lender in its sole discretion, in accordance with the applicable definitions and provisions herein contained and its customary lending practices for loans of this nature, of the value, for loan purposes, of the Borrowing Base Oil and Gas Properties, subject, in the case of any increase in the Borrowing Base, to the credit approval process of Lender. Furthermore, Borrowers acknowledge that the determination of the Borrowing Base contains an equity cushion, which is acknowledged by Borrowers to be essential for the adequate protection of Lender.

2.8  Mandatory Prepayments.

(a)  Except with regard to the scheduled Monthly Borrowing Base Reductions, which require immediate principal repayments if the application of any such reduction results in the Loan Balance exceeding the Borrowing Base, if at any time the Loan Balance exceeds the Borrowing Base then in effect, Borrowers shall, within 30 days of notice from Lender of such occurrence, (i) prepay, or make arrangements acceptable to Lender for the prepayment of, the amount of such excess for application on the Loan Balance, (ii) provide additional collateral, of character and value satisfactory to Lender in its sole discretion, to secure the Obligations by the execution and delivery to Lender of security instruments in form and substance satisfactory to Lender, or (iii) effect any combination of the alternatives described in clauses (i) and (ii) of this Section and acceptable to Lender in its sole discretion. In the event that a mandatory prepayment is required under this Section and the Loan Balance is less than the amount required to be prepaid, Borrowers shall repay the entire Loan Balance and, in accordance with the provisions of the relevant Letter of Credit Applications executed by Borrowers or otherwise to the satisfaction of Lender, deposit with Lender, as additional collateral securing the Obligations, an amount of cash, in immediately available funds, equal to the L/C Exposure minus the Borrowing Base. The cash deposited with Lender in satisfaction of the requirement provided in this Section may be invested, at the sole discretion of Lender and then only at the express direction of Borrowers as to investment vehicle and maturity (which shall be no later than the latest expiry date of any then outstanding Letter of Credit), for the account of Borrowers in cash or cash equivalent investments offered by or through Lender.

(b)  In addition to the foregoing, Borrowers shall immediately prepay the principal of the Note in an amount equal to:

(i)  100% of Net Proceeds from the disposition of any asset, excluding sales permitted under this Agreement;

(ii)  100% of insurance proceeds in respect of any insurance policy required to be maintained by Borrowers under the terms of this Agreement unless Borrowers reinvest such proceeds within thirty (30) days after the receipt of such proceeds relating to any such insurable loss to replace the lost or damaged assets;

(iii)  50% of the Net Proceeds from the sale or issuance of any capital stock of any Borrower subsequent to the Closing Date;

(iv)  100% of any Indebtedness incurred by Borrowers, other than Indebtedness permitted under Section 6.1 hereof.

2.9  Voluntary Prepayments of Loans. Subject to applicable provisions of this Agreement, Borrowers shall have the right at any time or from time to time to prepay Loans without prepayment penalty provided, however, (a) Borrowers shall pay all accrued and unpaid interest on the amounts prepaid, and (b) no such prepayment shall serve to postpone the repayment when due of any Obligation.

2.10  Commitment Fee. In addition to interest on the Note as provided herein and all other fees payable hereunder and to compensate Lender for maintaining funds available, Borrowers shall pay to Lender, in immediately available funds, on the last day of June, 2006, and on the last day of each calendar month thereafter during the Commitment Period, a fee in the amount of one-half percent (½%) per annum, calculated on the basis of a year of 360 days, as the case may be, and actual days elapsed (including the first day but excluding the last day), on the average daily amount of the Available Commitment during the preceding month.

2.11  Facility Fee. In addition to interest on the Note as provided herein and all other fees payable hereunder and to compensate Lender for the costs of the extension of credit hereunder, Borrowers shall pay to Lender a Facility Fee equal to one percent (1%) on any future increase over the initial Borrowing Base on the date of any such Borrowing Base redetermination.

2.12  Reimbursement for Engineering Expenses. In addition to interest and other fees payable hereunder and to compensate Lender for the costs payable to third parties for evaluating the Borrowing Base Oil and Gas Properties and reviewing the Reserve Reports, Borrowers shall reimburse Lender all reasonable expenses relating to such reviews, in immediately available funds, on the Closing Date and on the date of each redetermination of the Borrowing Base.

2.13  Loans to Satisfy Obligations of Borrowers. Lender may, but shall not be obligated to, make Loans for the benefit of Borrowers and apply proceeds thereof to the satisfaction of any condition, warranty, representation, or covenant of Borrowers contained in this Agreement or any other Loan Document. Any such Loan shall be evidenced by the Note and shall be made at the Floating Rate.

2.14  Security Interest in Accounts; Right of Offset. As security for the payment and performance of the Obligations, Borrowers hereby transfer, assign, and pledge to Lender and grant to Lender a security interest in all funds of Borrowers now or hereafter or from time to time on deposit with Lender, with such interest of Lender to be retransferred, reassigned, and/or released by Lender, as the case may be, at the expense of Borrowers upon payment in full and complete performance by Borrowers of all Obligations. All remedies as secured party or assignee of such funds shall be exercisable by Lender upon the occurrence of any Event of Default, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Furthermore, Borrowers hereby grant to Lender the right, exercisable at such time as any Obligation shall mature, whether by acceleration of maturity or otherwise, of offset or banker’s lien against all funds of Borrowers now or hereafter or from time to time on deposit with Lender, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof.

2.15  General Provisions Relating to Interest.

(a)  It is the intention of the parties hereto to comply strictly with the usury laws of the State of Texas and the United States of America. In this connection, there shall never be collected, charged, or received on the sums advanced hereunder interest in excess of that which would accrue at the Highest Lawful Rate. For purposes of Chapter 303 of the Texas Finance Code (Vernon’s 2001), Borrowers agree that the Highest Lawful Rate shall be the “weekly ceiling” as defined in such Section, provided that Lender may also rely, to the extent permitted by applicable laws of the State of Texas or the United States of America, on alternative maximum rates of interest under other laws of the State of Texas or the United States of America applicable to Lender, if greater.

(b)  Notwithstanding anything herein or in the Note to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Note shall be the Highest Lawful Rate, and the obligation, if any, of Borrowers for the payment of fees or other charges deemed to be interest under applicable law shall be suspended. During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or the United States of America, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to Lender (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that Lender would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) all interest and fees otherwise payable to Lender but for the effect of such Limitation Period.

(c)  If, under any circumstances, the aggregate amounts paid on the Note or under this Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Highest Lawful Rate were in effect, Borrowers stipulate that such payment and collection will have been and will be deemed to have been, to the extent permitted by applicable laws of the State of Texas or the United States of America, the result of mathematical error on the part of Borrowers and Lender; and Lender shall promptly refund the amount of such excess (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful Rate) upon discovery of such error by Lender or notice thereof from Borrowers. In the event that the maturity of any Obligation is accelerated, by reason of an election by Lender or otherwise, or in the event of any required or permitted prepayment, then the consideration constituting interest under applicable laws may never exceed the Highest Lawful Rate; and excess amounts paid which by law are deemed interest, if any, shall be credited by Lender on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded to Borrowers.

(d)  All sums paid, or agreed to be paid, to Lender for the use, forbearance and detention of the proceeds of any advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.

2.16  Intentionally Omitted.

2.17  Power of Attorney. Borrowers hereby designate Lender as its agent and attorney-in-fact, to act in its name, place, and stead for the purpose of completing and, upon the occurrence and continuance of an Event of Default, delivering any and all of the letters in lieu of transfer orders delivered by Borrowers to Lender pursuant to Section 3.1(f)(v) or Section 5.7, including, without limitation, completing any blanks contained in such letters and attaching exhibits thereto describing the relevant Collateral. Borrowers hereby ratify and confirm all that Lender shall lawfully do or cause to be done by virtue of this power of attorney and the rights granted with respect to such power of attorney. This power of attorney is coupled with the interests of Lender in the Collateral, shall commence and be in full force and effect as of the Closing Date and shall remain in full force and effect and shall be irrevocable so long as any Obligation remains outstanding or unpaid or any Commitment exists. The powers conferred on Lender by this appointment are solely to protect the interests of Lender under the Loan Documents and shall not impose any duty upon Lender to exercise any such powers. Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and shall not be responsible to Borrowers or any other Person for any act or failure to act with respect to such powers, except for gross negligence or willful misconduct. Lender agrees not to provide the Purchasers of Production any executed letters in lieu prior to the occurrence of an Event of Default.

2.18  Letters of Credit .

(a)  Upon the terms and conditions (including, without limitation, the right of Lender to decline to issue any Letter of Credit so long as any Default or Event of Default exists) and relying on the representations and warranties contained in this Agreement, Lender agrees, during the Commitment Period, to issue Letters of Credit following the receipt not less than two Business Days prior to the requested date for issuance of the relevant Letter of Credit, of a Letter of Credit Application executed by Borrowers; provided, however, (a) no Letter of Credit shall have an expiration date which is more than 365 days after the issuance thereof or subsequent to the Maturity Date, and (b) Lender shall not be obligated to issue any Letter of Credit if (i) the face amount thereof would exceed the Available Commitment, or (ii) after giving effect to the issuance thereof, the L/C Exposure, when added to the Loan Balance then outstanding, would exceed the Borrowing Base then in effect. Borrowers and Lender hereby acknowledge that as of the Closing Date $0.00 in Letters of Credit are outstanding under the Prior Credit Agreement, and all such Letters of Credit shall constitute Letters of Credit hereunder, as Obligations.

(b)  Should Lender be called upon by the beneficiary of any Letter of Credit to honor all or any portion of the commitment thereunder, whether upon the presentation of drafts or otherwise, such payment by Lender on account of such Letter of Credit shall be treated, for all purposes, as a Floating Rate Loan and an advance against the Note.

2.19  Letter of Credit Fee. In addition to interest on the Note as provided herein and all other fees payable hereunder, Borrowers agree to pay to Lender, on the date of issuance of each Letter of Credit, a fee equal to the greater of $500 or one percent (1%) per annum, calculated on the basis of a year of 360 days, as the case may be, and actual days elapsed (including the first day but excluding the last day), on the face amount of such Letter of Credit during the period for which such Letter of Credit is issued. Borrowers also agree to pay to Lender on demand its customary letter of credit transactional fees, including, without limitation, amendment fees, payable with respect to each Letter of Credit.

ARTICLE III

CONDITIONS

The obligations of Lender to enter into this Agreement and to make Loans and issue Letters of Credit are subject to the satisfaction of the following conditions precedent:

3.1  Receipt of Loan Documents and Other Items. Lender shall have no obligation under this Agreement unless and until all matters incident to the consummation of the transactions contemplated herein, including, without limitation, the review by Lender or its counsel of the title of Borrowers to their Oil and Gas Properties, shall be satisfactory to Lender, and Lender shall have received, reviewed, and approved the following items, appropriately executed when necessary and, where applicable, acknowledged by one or more authorized officers of Borrowers, all in form and substance satisfactory to Lender and dated, where applicable, of even date herewith or a date prior thereto and acceptable to Lender:

(a)  multiple counterparts of this Agreement as requested by Lender;

(b)  the Note and multiple counterparts of the Guaranty;

(c)  copies of the Articles of Incorporation or Certificate of Incorporation and all amendments thereto and the bylaws and all amendments thereto of each Borrower accompanied by a certificate issued by the secretary or an assistant secretary of each Borrower to the effect that each such copy is correct and complete, as well as any other information required by Section 326 of the USA PATRIOT Act or deemed necessary in the opinion of Lender to enable Lender to verify the identity of each Borrower as required by Section 326 of the USA PATRIOT Act.;

(d)  certificates of incumbency and signatures of all officers of each Borrower who are authorized to execute Loan Documents on behalf of such entity each such certificate being executed by a Responsible Officer of each Borrower;

(e)  copies of corporate resolutions approving the Loan Documents and authorizing the transactions contemplated herein and therein, duly adopted by the board of directors of each Borrower accompanied by certificates of the secretary or an assistant secretary of each Borrower to the effect that such copies are true and correct copies of resolutions duly adopted at a meeting or by unanimous consent of the board of directors of each Borrower and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the date of such certificate;

(f)  multiple counterparts, as requested by Lender, of the following Security Instruments creating, evidencing, perfecting, and otherwise establishing Liens in favor of Lender in and to the Collateral or other items described below otherwise securing the Obligations:

(i)  Deed of Trust, Mortgage, Security Agreement, Financial Statement and Assignment of Production (or ratifications and amendments of any such mortgage instruments executed and delivered in connection with the Prior Credit Agreement), executed by Borrowers covering all Oil and Gas Properties of Borrowers and all improvements, personal property, and fixtures related thereto;

(ii)  Financing Statements from Borrowers, as debtor, constituent to the instrument described in clause (i) above;

(iii)  Security Agreement executed by Borrowers pledging accounts, contract rights, and all other personal property of Borrowers;

(iv)  Financing Statement from Borrowers, as debtor, constituent to the instrument described in clause (iii) above;

(v)  undated letters, in form and substance satisfactory to Lender, executed by Borrowers to each Purchaser of Production and disburser of the proceeds of production from or attributable to the Borrowing Base Oil and Gas Properties, together with additional letters with the addressees left blank, authorizing and directing the addressees to make future payments attributable to production from the Borrowing Base Oil and Gas Properties directly to Lender; and

(vi)  the Stock Pledge Agreement (or amendments thereto) from each Borrower covering (i) all of its equity interests in all its Subsidiaries formed under the laws of any state within the United States and (ii) at least sixty-five percent (65%) of its equity interests in all of its Subsidiaries formed in any jurisdiction outside of the United States, together with (A) the stock certificates evidencing such equity interests and (B) blank stock powers relating thereto.

(g)  the Subordination Agreement;

(h)  Financial Statements of Borrowers as of December 31, 2005;

(i)  certificates dated as of a recent date from the Secretary of State or other appropriate Governmental Authority evidencing the existence or qualification and good standing of each Borrower and each of its Subsidiaries in its respective jurisdiction of incorporation and in any other jurisdictions where it does business;

(j)  results of searches of the UCC Records of the Secretaries of State of the States of Delaware, New Mexico, Texas and Utah from a source acceptable to Lender and reflecting no Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement other than in favor of Lender;

(k)  confirmation, acceptable to Lender, of the title of each Borrower to the Borrowing Base Oil and Gas Properties, free and clear of Liens other than Permitted Liens;

(l)  all operating, lease, sublease, royalty, sales, exchange, processing, farmout, bidding, pooling, unitization, communitization, and other agreements relating to the Borrowing Base Oil and Gas Properties requested by Lender;

(m)  engineering reports covering the Borrowing Base Oil and Gas Properties;

(n)  the opinion of counsel to each Borrower licensed to practice in Texas (or another state in Lender’s sole discretion), and an opinion of counsel to each Borrower that is licensed to practice in New Mexico covering the Security Instruments that are required to be filed in the State of New Mexico regarding, among other things, the perfection of Liens and enforceability thereof, in each case, in the form and substance acceptable to Lender in its discretion;

(o)  certificates evidencing the insurance coverage required pursuant to Section 5.18;

(p)  payment of the fees described in Section 5.14; and

(q)  such other agreements, documents, instruments, opinions, certificates, waivers, consents, and evidence as Lender may reasonably request.

3.2  Each Loan and Letter of Credit. In addition to the conditions precedent stated elsewhere herein, Lender shall not be obligated to make any Loan or issue any Letter of Credit unless:

(a)  Parent Borrower shall have delivered to Lender a Borrowing Request at least one Business Day prior to the requested date for the relevant Loan, or a Letter of Credit Application at least two Business Days prior to the requested issuance date for the relevant Letter of Credit and each statement or certification made in such Borrowing Request or Letter of Credit Application, as the case may be, shall be true and correct in all material respects on the requested date for such Loan or the issuance of such Letter of Credit;

(b)  no Event of Default or Default shall exist or will occur as a result of the making of the requested Loan or the issuance of the requested Letter of Credit;

(c)  if requested by Lender, Borrowers shall have delivered evidence satisfactory to Lender substantiating any of the matters contained in this Agreement which are necessary to enable Borrowers to qualify for such Loan or the issuance of such Letter of Credit;

(d)  Lender shall have received, reviewed, and approved such additional documents and items as described in Section 3.1 as may be requested by Lender with respect to such Loan or Letter of Credit;

(e)  no event shall have occurred which, in the reasonable opinion of Lender, could have a Material Adverse Effect;

(f)  each of the representations and warranties contained in this Agreement shall be true and correct (unless they speak to a specific date or are based on facts which have changed by transactions contemplated or expressly permitted by this Agreement) and shall be deemed to be repeated by Borrowers as if made on the requested date for such Loan or the issuance of such Letter of Credit;

(g)  all of the Security Instruments shall be in full force and effect and provide to Lender the security intended thereby;

(h)  neither the consummation of the transactions contemplated hereby nor the making of such Loan nor the issuance of such Letter of Credit shall contravene, violate, or conflict with any Requirement of Law;

(i)  Borrowers shall hold full legal title to the Collateral and be the sole beneficial owners thereof;

(j)  Lender shall have received the reimbursement of all engineering expenses, and other fees payable to Lender hereunder and reimbursement from Borrowers, or special legal counsel for Lender shall have received payment from Borrowers, for (i) all reasonable fees and expenses of counsel to Lender for which Borrowers are responsible pursuant to applicable provisions of this Agreement and for which invoices have been presented as of or prior to the date of the relevant Loan or Letter of Credit Application, and (ii) estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with the filing and recordation of any Security Instruments, for which invoices have been presented as of or prior to the date of the requested Loan or Letter of Credit Application;

(k)  all matters incident to the consummation of the transactions hereby contemplated shall be satisfactory to Lender in its reasonable discretion; and

(l)  any extension of credit hereunder is not prohibited by any law or regulation applicable to any Borrower or any of their Subsidiaries, including, but not limited to, the USA PATRIOT Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement and to make the Loans and issue Letters of Credit, each Borrower represents and warrants to Lender (which representations and warranties shall survive the delivery of the Note) that:

4.1  Due Authorization. The execution and delivery by each Borrower of this Agreement and the borrowings hereunder, the execution and delivery by each Borrower of the Note, the repayment of the Note and interest and fees provided for in the Note and this Agreement, the execution and delivery of the Security Instruments by each Borrower and the performance of all obligations of each Borrower under the Loan Documents are within the power of each Borrower, have been duly authorized by all necessary corporate action by each Borrower, and do not and will not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law, (c) contravene or conflict with any indenture, instrument, or other agreement to which any Borrower is a party or by which any Property of any Borrower may be presently bound or encumbered, or (d) result in or require the creation or imposition of any Lien in, upon or of any Property of any Borrower under any such indenture, instrument, or other agreement, other than the Loan Documents.

4.2  Corporate Existence. Each Borrower is a corporation duly organized, legally existing, and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and is in good standing in all jurisdictions wherein the ownership of Property or the operation of its business necessitates same, other than those jurisdictions wherein the failure to so qualify will not have a Material Adverse Effect.

4.3  Valid and Binding Obligations. All Loan Documents to which each Borrower is a party, when duly executed and delivered by each such Borrower, will be the legal, valid, and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms.

4.4  Security Instruments. The provisions of each Security Instrument executed by each Borrower are effective to create in favor of Lender, a legal, valid, and enforceable Lien in all right, title, and interest of each Borrower in the Collateral described therein, which Liens, assuming the accomplishment of recording and filing in accordance with applicable laws prior to the intervention of rights of other Persons, shall constitute fully perfected first-priority Liens on all right, title, and interest of each Borrower in the Collateral described therein.

4.5  Title to Assets. Each Borrower has good and indefeasible title to all of their Properties, free and clear of all Liens except Permitted Liens.

4.6  Scope and Accuracy of Financial Statements. The Financial Statements of Borrowers as of December 31, 2005, present fairly the financial position and results of operations and cash flows of Borrowers as at the relevant point in time or for the period indicated, as applicable. No event or circumstance has occurred since such dates which could reasonably be expected to have a Material Adverse Effect.

4.7  No Material Misstatements. No information, exhibit, statement, or report furnished to Lender by or at the direction of Borrowers in connection with this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date made or deemed made.

4.8  Liabilities, Litigation, and Restrictions. Other than as listed under the heading “Liabilities” on Exhibit IV attached hereto, Borrowers have no liabilities, direct, or contingent, which may materially and adversely affect its business or operations or its ownership of the Collateral. Except as set forth under the heading “Litigation” on Exhibit IV hereto, no litigation or other action of any nature affecting any Borrower is pending before any Governmental Authority or, to the best knowledge of any Borrower, threatened against or affecting any Borrower which might reasonably be expected to result in any impairment of its ownership of any Collateral or have a Material Adverse Effect. To the best knowledge of any Borrower, after due inquiry, no unusual or unduly burdensome restriction, restraint or hazard exists by contract, Requirement of Law, or otherwise relative to the business or operations of any Borrower or the ownership and operation of the Collateral other than such as relate generally to Persons engaged in business activities similar to those conducted by any Borrower.

4.9  Authorizations; Consents. Except as expressly contemplated by this Agreement, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority or any other Person is required to authorize or is otherwise required in connection with the valid execution and delivery by Borrowers of the Loan Documents or any instrument contemplated hereby, the repayment by Borrowers of the Note and interest and fees provided in the Note and this Agreement, or the performance by Borrowers of the Obligations.

4.10  Compliance with Laws. Each Borrower and each Borrower’s Property, including, without limitation, the Borrowing Base Oil and Gas Properties, are in compliance with all applicable Requirements of Law, including, without limitation, Environmental Laws, the Natural Gas Policy Act of 1978, as amended, and ERISA, except to the extent non-compliance with any such Requirements of Law could not reasonably be expected to have a Material Adverse Effect.

4.11  ERISA. Borrowers do not maintain nor have they maintained any Plan. Borrowers do not currently contribute to or have any obligation to contribute to or otherwise have any liability with respect to any Plan.

4.12  Environmental Laws. To the best knowledge and belief of Borrowers, except as would not have a Material Adverse Effect, or as described on Exhibit IV under the heading “Environmental Matters:”

(a)  no Property of any Borrower is currently on or has ever been on, or is adjacent to any Property which is on or has ever been on, any federal or state list of Superfund Sites;

(b)  no Hazardous Substances have been generated, transported, and/or disposed of by any Borrower at a site which was, at the time of such generation, transportation, and/or disposal, or has since become, a Superfund Site;

(c)  except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by any Borrower or from, affecting, or related to any Property of any Borrower or adjacent to any Property of any Borrower has occurred; and

(d)  no Environmental Complaint has been received by any Borrower.

4.13  Compliance with Federal Reserve Regulations. No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including, without limitation, Regulations T, U, or X.

4.14  Investment Company Act Compliance. No Borrower is, nor is any Borrower directly or indirectly controlled by or acting on behalf of any Person which is, an “investment company” or an “affiliated person” of an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.15  Public Utility Holding Company Act Compliance. No Borrower is a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.16  Proper Filing of Tax Returns; Payment of Taxes Due. Borrowers have duly and properly filed its United States income tax return and all other tax returns which are required to be filed and has paid all taxes due except such as are being contested in good faith and as to which adequate provisions and disclosures have been made. The respective charges and reserves on the books of Borrowers with respect to taxes and other governmental charges are adequate.

4.17  Refunds. Except as described on Exhibit IV under the heading “Refunds,” no orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any Governmental Authority exist which could result in any Borrower being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Borrowing Base Oil and Gas Properties.

4.18  Gas Contracts. Except as described on Exhibit IV under the heading “Gas Contracts,” Borrowers (a) are not obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Borrowing Base Oil and Gas Properties at some future date without receiving full payment therefor within 90 days of delivery, and (b) have not produced gas, in any material amount, subject to, and no Borrower nor any of the Borrowing Base Oil and Gas Properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements, except as to such matters for which Borrowers have established monetary reserves adequate in amount to satisfy such obligations and has segregated such reserves from other accounts.

4.19  Intellectual Property. Each Borrower owns or is licensed to use all Intellectual Property necessary to conduct all business material to its condition (financial or otherwise), business, or operations as such business is currently conducted. No claim has been asserted or is pending by any Person with the respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property; and no Borrower knows of any valid basis for any such claim. The use of such Intellectual Property by any Borrower does not infringe on the rights of any Person, except for such claims and infringements as do not, in the aggregate, give rise to any material liability on the part of any Borrower.

4.20  Casualties or Taking of Property. Except as disclosed on Exhibit IV under the heading “Casualties,” since December 31, 2005, neither the business nor any Property of any Borrower has been materially adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property, or cancellation of contracts, permits, or concessions by any Governmental Authority, riot, activities of armed forces, or acts of God.

4.21  Locations of Borrowers. The principal place of business and chief executive office of Borrowers is located at the address set forth in Section 8.3 or at such other location as Borrowers may have, by proper written notice hereunder, advised Lender, provided that such other location is within a state in which appropriate financing statements from Borrowers in favor of Lender have been filed.

4.22  Subsidiaries. Borrowers have no Subsidiaries except those described on Exhibit IV under the heading “Subsidiaries.”

4.23  Purchasers of Production. The Persons who are purchasing or will purchase Borrowers’ interests in oil and gas produced from the Borrowing Base Oil and Gas Properties as of the date of this Agreement are identified on Exhibit VI attached hereto. No such Purchaser of Production is an Affiliate of any Borrower.

4.24  Patriot Act. Each Borrower represents and warrants that no Borrower nor any Subsidiary or Affiliate of any Borrower is a country, individual or entity named on the Specifically Designated National and Blocked Persons list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

4.25  Affiliate Transactions . All transactions among any Borrower and any Affiliate of any Borrower are listed on Exhibit VII attached hereto.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Obligation remains outstanding or unpaid or any Commitment exists, Borrowers shall:

5.1  Maintenance and Access to Records. Keep adequate records, in accordance with GAAP, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined, and promptly following the reasonable request of Lender, make such records available for inspection by Lender and, at the expense of Borrowers, allow Lender to make and take away copies thereof.

5.2  Quarterly Financial Statements; Compliance Certificates. Deliver to Lender, (a) on or before the 45th day after the close of each fiscal quarter of Borrowers, a copy of the unaudited Financial Statements of Borrowers, on a consolidated basis and on a consolidating basis, as at the close of such quarterly period and from the beginning of such fiscal year to the end of such period, such Financial Statements to be certified by a Responsible Officer of Borrowers as a fair presentation of the condition of Borrowers, subject to changes resulting from normal year-end audit adjustments, and (b) on or before the 45th day after the close of each fiscal quarter, with the exception of the last fiscal quarter, a Compliance Certificate.

5.3  Annual Financial Statements. Deliver to Lender, on or before the 90th day after the close of each fiscal year of Borrowers, a copy of the annual unqualified audited Financial Statements of Borrowers, on a consolidated basis and on a consolidating basis, satisfactory to Lender and a Compliance Certificate.

5.4  Oil and Gas Reserve Reports.

(a)  Deliver to Lender no later than May 1 of each year during the term of this Agreement, engineering reports in form and substance satisfactory to Lender, certified by any nationally- or regionally-recognized independent consulting petroleum engineers acceptable to Lender as fairly and accurately setting forth (i) the proven and producing, shut-in, behind-pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Borrowing Base Oil and Gas Properties as of March 31 of the year for which such reserve reports are furnished, (ii) the aggregate present value of the future net income with respect to such Borrowing Base Oil and Gas Properties, discounted at a stated per annum discount rate of proven and producing reserves, (iii) projections of the annual rate of production, gross income, and net income with respect to such proven and producing reserves, and (iv) information with respect to the “take-or-pay,” “prepayment,” and gas-balancing liabilities of Borrowers.

(b)  Deliver to Lender no later than November 1 of each year during the term of this Agreement, engineering reports in form and substance satisfactory to Lender prepared either by any nationally- or regionally-recognized independent consulting petroleum engineers or under the supervision of a Responsible Officer of Parent Borrower evaluating the Borrowing Base Oil and Gas Properties as of September 30 of the year for which such reserve reports are furnished and updating the information provided in the reports pursuant to Section 5.4(a).

(c)  Each of the reports provided pursuant to this Section shall be submitted to Lender together with additional data concerning pricing, quantities of production from the Borrowing Base Oil and Gas Properties, volumes of production sold, purchasers of production, gross revenues, expenses, and such other information and engineering and geological data with respect thereto as Lender may reasonably request.

5.5  Title Opinions; Title Defects. Upon the request of Lender, furnish to Lender title opinions, in form and substance and by counsel satisfactory to Lender, or other confirmation of title acceptable to Lender, covering Oil and Gas Properties constituting not less than 80% of the PW9 of the Proved Reserves value, determined by Lender in its sole discretion, of the Borrowing Base Oil and Gas Properties. Promptly, but in any event within 30 days after notice by Lender of any defect, material in the opinion of Lender in value, in the title of Borrowers to any of its Oil and Gas Properties, clear such title defects, and, in the event any such title defects are not cured in a timely manner, pay all related costs and fees incurred by Lender to do so.

5.6  Notices of Certain Events. Deliver to Lender, immediately upon having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by a Responsible Officer of Parent Borrower and setting forth the relevant event or circumstance and the steps being taken by Borrowers with respect to such event or circumstance:

(a)  any Default or Event of Default;

(b)  any default or event of default under any contractual obligation of any Borrower, or any litigation, investigation, or proceeding between any Borrower and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)  any litigation or proceeding involving any Borrower or any of its Subsidiaries as a defendant or in which any Property of any Borrower or any of its Subsidiaries is subject to a claim and in which the amount involved is $50,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought;

(d)  the receipt by any Borrower of any written Environmental Complaint;

(e)  any actual, proposed, or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any Property of any Borrower or adjacent to any Property of any Borrower following any allegation of a violation of an Environmental Complaint;

(f)  any Release of Hazardous Substances by any Borrower or from, affecting, or related to any Property of any Borrower or adjacent to any Property of any Borrower except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, or the violation of any Environmental Law, or the revocation, suspension, or forfeiture of or failure to renew, any permit, license, registration, approval, or authorization which could reasonably be expected to have a Material Adverse Effect;

(g)  the change in identity or address of any Person remitting to any Borrower proceeds from the sale of hydrocarbon production from or attributable to any Borrowing Base Oil and Gas Properties;

(h)  any change in the senior management of any Borrower; and

(i)  any other event or condition which could reasonably be expected to have a Material Adverse Effect.

5.7  Letters in Lieu of Transfer Orders; Division Orders. Promptly upon request by Lender at any time and from time to time, and without limitation on the rights of Lender pursuant to Sections 2.16 and 2.17, execute such letters in lieu of transfer orders, in addition to the letters signed by Borrowers and delivered to Lender in satisfaction of the condition set forth in Section 3.1(f)(v) and/or division and/or transfer orders as are necessary or appropriate to transfer and deliver to Lender proceeds from or attributable to the Borrowing Base Oil and Gas Properties. Lender agrees not to provide any such documents described above in this Section 5.7 to any of Borrowers’ purchasers of production prior to the occurrence of an Event of Default.

5.8  Additional Information. Furnish to Lender, promptly upon the request of Lender, such additional financial or other information concerning the assets, liabilities, operations, and transactions of Borrowers as Lender may from time to time request, including, without limitation, updated lists of additional or new Purchasers of Production; and notify Lender not less than ten Business Days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including, without limitation, any change in its name or the location of its principal place of business or chief executive office; and upon the request of Lender, execute such additional Security Instruments as may be necessary or appropriate in connection therewith.

5.9  Compliance with Laws. Except to the extent the failure to comply or cause compliance would not have a Material Adverse Effect, comply with all applicable Requirements of Law, including, without limitation, (a) the Natural Gas Policy Act of 1978, as amended, (b) ERISA, (c) Environmental Laws, and (d) all permits, licenses, registrations, approvals, and authorizations (i) related to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any Property of any Borrower, (ii) required for the performance of the operations of any Borrower, or (iii) applicable to the use, generation, handling, storage, treatment, transport, or disposal of any Hazardous Substances; and cause all employees, crew members, agents, contractors, subcontractors, and future lessees (pursuant to appropriate lease provisions) of any Borrower, while such Persons are acting within the scope of their relationship with any Borrower, to comply with all such Requirements of Law as may be necessary or appropriate to enable any Borrower to so comply.

5.10  Payment of Assessments and Charges. Pay all taxes, assessments, governmental charges, rent, and other Indebtedness which, if unpaid, might become a Lien against the Property of any Borrower, except any of the foregoing being contested in good faith and as to which adequate reserve in accordance with GAAP has been established or unless failure to pay would not have a Material Adverse Effect.

5.11  Maintenance of Corporate Existence and Good Standing. Maintain its corporate existence or qualification and good standing in its jurisdictions of incorporation and in all jurisdictions wherein the Property now owned or hereafter acquired or business now or hereafter conducted necessitates same.

5.12  Payment of Note; Performance of Obligations. Pay the Note according to its terms and do and perform every act and discharge all of its other Obligations.

5.13  Further Assurances. Promptly cure any defects in the execution and delivery of any of the Loan Documents and all agreements contemplated thereby, and execute, acknowledge, and deliver such other assurances and instruments as shall, in the opinion of Lender, be necessary to fulfill the terms of the Loan Documents.

5.14  Initial Fees and Expenses of Counsel to Lender. On the Closing Date, promptly reimburse Lender for all reasonable fees and expenses, including estimated recording fees, of Porter & Hedges, L.L.P., special counsel to Lender, in connection with the preparation of this Agreement and all documentation contemplated hereby, the satisfaction of the conditions precedent set forth herein, the filing and recordation of Security Instruments, and the consummation of the transactions contemplated in this Agreement.

5.15  Subsequent Fees and Expenses of Lender. Upon request by Lender, promptly reimburse Lender (to the fullest extent permitted by law) for all amounts reasonably and actually expended, advanced, or incurred by or on behalf of Lender to satisfy any obligation of Borrowers under any of the Loan Documents; to collect the Obligations; to ratify, amend, restate, or prepare additional Loan Documents, as the case may be to the extent necessary or appropriate in Lender’s discretion; for the filing and recordation of Security Instruments; to enforce the rights of Lender under any of the Loan Documents; and to protect the Properties or business of Borrowers, including, without limitation, the Collateral, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to Borrowers by Lender and which amounts shall include, but not be limited to (a) all court costs, (b) reasonable attorneys’ fees, (c) reasonable fees and expenses of auditors and accountants incurred to protect the interests of Lender, (d) fees and expenses incurred in connection with the participation by Lender as a member of the creditors’ committee in a case commenced under any Insolvency Proceeding, (e) fees and expenses incurred in connection with lifting the automatic stay prescribed in §362 Title 11 of the United States Code, and (f) fees and expenses incurred in connection with any action pursuant to §1129 Title 11 of the United States Code all reasonably incurred by Lender in connection with the collection of any sums due under the Loan Documents, together with interest at the per annum interest rate equal to the Floating Rate, calculated on a basis of a calendar year of 360 days, as the case may be, counting the actual number of days elapsed, on each such amount from the date of notification that the same was expended, advanced, or incurred by Lender until the date it is repaid to Lender, with the obligations under this Section surviving the non-assumption of this Agreement in a case commenced under any Insolvency Proceeding and being binding upon any Borrower and/or a trustee, receiver, custodian, or liquidator of any Borrower appointed in any such case.

5.16  Operation of Oil and Gas Properties. Develop, maintain, and operate its Oil and Gas Properties in a prudent and workmanlike manner in accordance with industry standards and every Requirement of Law.

5.17  Maintenance and Inspection of Properties. Maintain all of their tangible Properties in good repair and condition, ordinary wear and tear excepted; make all necessary replacements thereof and operate such Properties in a good and workmanlike manner; and permit any authorized representative of Lender to visit and inspect, at the expense of Borrowers, any tangible Property of Borrowers.

5.18  Maintenance of Insurance. Maintain insurance with respect to their Properties and businesses against such liabilities, casualties, risks, and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect, all such insurance to be in amounts and from insurers acceptable to Lender, maintained by Borrowers, and, upon any renewal of any such insurance and at other times upon request by Lender, furnish to Lender evidence, satisfactory to Lender, on the Closing Date of the maintenance of such insurance. Lender shall have the right to request that it be named as a loss payee under any such renewals of insurance. Lender shall have the right to collect, and Borrowers hereby assign to Lender, any and all monies that may become payable under any policies of insurance relating to business interruption or by reason of damage, loss, or destruction of any of the Collateral. In the event of any damage, loss, or destruction for which insurance proceeds relating to business interruption or Collateral exceed $50,000.00, Lender may, at its option, apply all such sums or any part thereof received by it toward the payment of the Obligations, whether matured or unmatured, application to be made first to interest and then to principal, and shall deliver to Borrowers the balance, if any, after such application has been made; provided, however, if no Event of Default has occurred and is continuing and Borrowers promptly use such products to replace damaged or lost Collateral, Lender shall deliver any such proceeds received by it to Borrowers for such purpose. In the event of any such damage, loss, or destruction for which insurance proceeds are $50,000.00 or less, provided that no Default or Event of Default has occurred and is continuing, Lender shall deliver any such proceeds received by it to Borrowers. In the event Lender receives insurance proceeds not attributable to Collateral or business interruption, Lender shall deliver any such proceeds to Borrowers.

5.19  INDEMNIFICATION. INDEMNIFY AND HOLD LENDER AND ITS SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT, AND AFFILIATES AND EACH TRUSTEE FOR THE BENEFIT OF LENDER (COLLECTIVELY THE “LENDER PARTIES”) UNDER ANY LOAN DOCUMENT HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES, CHARGES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND ORDERS, JUDGMENTS, REMEDIAL ACTIONS, REQUIREMENTS AND ENFORCEMENT ACTIONS OF ANY KIND, AND ALL COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES), ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM (A) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER, OR FROM ANY BORROWING BASE OIL AND GAS PROPERTIES OF ANY BORROWER, WHETHER PRIOR TO OR DURING THE TERM HEREOF, (B) ANY ACTIVITY CARRIED ON OR UNDERTAKEN ON OR OFF ANY BORROWING BASE OIL AND GAS PROPERTIES OF ANY BORROWER, WHETHER PRIOR TO OR DURING THE TERM HEREOF, AND WHETHER BY ANY BORROWER OR ANY PREDECESSOR IN TITLE, EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF ANY BORROWER OR ANY OTHER PERSON AT ANY TIME OCCUPYING OR PRESENT ON SUCH PROPERTY, IN CONNECTION WITH THE HANDLING, TREATMENT, REMOVAL, STORAGE, DECONTAMINATION, CLEANUP, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES AT ANY TIME LOCATED OR PRESENT ON OR UNDER SUCH PROPERTY, (C) ANY RESIDUAL CONTAMINATION ON OR UNDER ANY PROPERTY OF ANY BORROWER, (D) ANY CONTAMINATION OF ANY BORROWING BASE OIL AND GAS PROPERTIES OR NATURAL RESOURCES ARISING IN CONNECTION WITH THE GENERATION, USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES BY ANY BORROWER OR ANY EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF ANY BORROWER WHILE SUCH PERSONS ARE ACTING WITHIN THE SCOPE OF THEIR RELATIONSHIP WITH ANY BORROWER, IRRESPECTIVE OF WHETHER ANY OF SUCH ACTIVITIES WERE OR WILL BE UNDERTAKEN IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW, OR (E) THE PERFORMANCE AND ENFORCEMENT OF ANY LOAN DOCUMENT, ANY ALLEGATION BY ANY BENEFICIARY OF A LETTER OF CREDIT OF A WRONGFUL DISHONOR BY LENDER OF A CLAIM OR DRAFT PRESENTED THEREUNDER, OR ANY OTHER ACT OR OMISSION IN CONNECTION WITH OR RELATED TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, WITHOUT LIMITATION, ANY OF THE FOREGOING IN THIS SECTION ARISING FROM NEGLIGENCE, WHETHER SOLE OR CONCURRENT, ON THE PART OF LENDER PARTIES OR ANY OF ITS SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT, OR AFFILIATES OR ANY TRUSTEE FOR THE BENEFIT OF LENDER UNDER ANY LOAN DOCUMENT BUT NOT INCLUDING ANY OF THE FOREGOING ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LENDER PARTIES; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

5.20  Hedging Transaction Reports. For each Commodity Hedge Agreement to which any Borrower is a party, deliver to Lender contemporaneously with the quarterly Financial Statements a detailed report setting out such Borrower’s (i) position as of the end of such calendar quarter including, but not limited to, such Borrower’s settlement payments and receipts during such calendar quarter and settlement payables and receivables as of the end of such calendar quarter, (ii) volumes hedged, (iii) prices at which such volumes were hedged, (iii) the period covered under each Commodity Hedge Agreement and (iv) any other information which Lender may request.

5.21  Production and Expense Reports. Deliver to Lender, on or before the forty-fifth (45th) day after the end of each fiscal quarter, a production and expense report covering quantities of production from the Borrowing Base Oil and Gas Properties, volumes of production sold, Purchasers of Production, gross revenues and expenses (including lease operating expenses).

5.22  Commodity Hedge Agreements. Upon the occurrence and continuation of an Event of Default, promptly deliver to Lender all settlement proceeds delivered to Borrowers from Commodity Hedge Agreement counterparties for application against the Obligations.

5.23  Additional Borrowers. Notify Lender at the time that any Person becomes a Subsidiary of any Borrower and promptly thereafter (and in any event within thirty days), cause such Person to (a) become a Borrower hereunder by executing and delivering Lender a counterpart of this Agreement or such other document as Lender shall deem appropriate for such purpose, and (b) deliver to Lender documents of the types referred to in Section 3.1 and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to Lender.

5.24  Additional Properties. Concurrently with the delivery of the Reserve Report hereunder, an updated listing of any Oil and Gas Properties, acquired by any Borrower or any right to earn, purchase or otherwise acquire any such Oil and Gas Property, since the date of the most recent list delivered pursuant to this provision. Promptly upon Lender’s request, Borrowers shall execute and deliver Security Instruments, and shall take any other steps as may be requested, to ensure that any such Oil and Gas Properties, or other rights thereto, acquired by any Borrower are subject to the Liens thereunder in favor of Lender.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Obligation remains outstanding or unpaid or any Commitment exists, no Borrower will:

6.1  Indebtedness. Create, incur, assume, or suffer to exist any Indebtedness, whether by way of loan or otherwise; provided, however, the foregoing restriction shall not apply to (a) the Obligations, (b) unsecured accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 90 days beyond invoice date or are being contested in good faith and as to which such reserve as is required by GAAP has been made, accrued or deferred taxes and other liabilities not constituting borrowed money, (c) crude oil, natural gas, or other hydrocarbon Commodity Hedge Agreements permitted under Section 6.17 hereof (d) Rate Management Transactions, in form and substance and with a Person acceptable to Lender, (e) Indebtedness secured by Permitted Liens, (f) Subordinated Debt subject to the terms of the Subordination Agreement, (g) Indebtedness under the UHC Credit Documents (subject to Section 6.18 hereof) or (h) other Indebtedness not to exceed at any time $500,000 in the aggregate.

6.2  Contingent Obligations. Create, incur, assume, or suffer to exist any Contingent Obligation; provided, however, the foregoing restriction shall not apply to (a) performance guarantees and performance surety or other bonds provided in the ordinary course of business, or (b) trade credit incurred (including credit or guaranties relating to the purchase of equipment) or operating leases entered into in the ordinary course of business in an aggregate amount not to exceed at any time $100,000.

6.3  Liens. Create, incur, assume, or suffer to exist any Lien on any of its Oil and Gas Properties or any other Property, whether now owned or hereafter acquired; provided, however, the foregoing restrictions shall not apply to Permitted Liens.

6.4  Sales of Assets. Without the prior written consent of Lender, sell, transfer, or otherwise dispose of, in one or any series of transactions, any Collateral or other Property, whether now owned or hereafter acquired, or enter into any agreement to do so; provided, however, the foregoing restriction shall not apply to (a) the sale of hydrocarbons or inventory in the ordinary course of business provided that no contract for the sale of hydrocarbons shall obligate any Borrower to deliver hydrocarbons produced from any of the Borrowing Base Oil and Gas Properties at some future date without receiving full payment therefor within 90 days of delivery, (b) the sale or other disposition of Property destroyed, lost, worn out, damaged, or having only salvage value or no longer used or useful in the business of any Borrower or (c) the sale of Property not to exceed during a calendar year $500,000 in value.

6.5  Leasebacks. Enter into any agreement to sell or transfer any Borrowing Base Oil and Gas Properties and thereafter rent or lease as lessee such Property or other Property intended for the same use or purpose as the Property sold or transferred.

6.6  Sale or Discount of Receivables. Except to minimize losses on bona fide debts previously contracted, discount or sell with recourse, or sell for less than the greater of the face or market value thereof, any of its notes receivable or accounts receivable.

6.7  Loans or Advances. Make or agree to make or allow to remain outstanding any loans or advances to any Person; provided, however, the foregoing restrictions shall not apply to (a) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable, or (b) advances to employees of any Borrower for the payment of expenses in the ordinary course of business.

6.8  Investments. Acquire Investments in, or purchase or otherwise acquire all or substantially all of the assets of, any Person; provided, however, the foregoing restriction shall not apply to the purchase or acquisition of (a) Oil and Gas Properties, (b) Investments in the form of (i) debt securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, with maturities of no more than one year, (ii) commercial paper of a domestic issuer rated at the date of acquisition at least P-2 by Moody’s Investor Service, Inc. or A-2 by Standard & Poor’s Corporation and with maturities of no more than one year from the date of acquisition, or (iii) repurchase agreements covering debt securities or commercial paper of the type permitted in this Section, certificates of deposit, demand deposits, eurodollar time deposits, overnight bank deposits and bankers’ acceptances, with maturities of no more than one year from the date of acquisition, issued by or acquired from or through Lender or any bank or trust company organized under the laws of the United States or any state thereof and having capital surplus and undivided profits aggregating at least $100,000,000.00, (c) other short-term Investments similar in nature and degree of risk to those described in clause (b) of this Section, or (d) money-market funds.

6.9  Dividends and Distributions. Declare, pay, or make to any Person, whether in cash or Property of any Borrower, any dividend or distribution on, or purchase, redeem, or otherwise acquire for value, any share of any class of its capital stock at any time; provided, however, that so long as no Event of Default has not occurred and is continuing, or would result therefrom (a) a Subsidiary Borrower make distributions to Parent Borrower and (b) Parent Borrower may make distributions to its shareholders to the extent such shareholders are shareholders of Parent Borrower as of March 31, 2006.

6.10  Issuance of Stock; Changes in Corporate Structure. Except in strict compliance with Section 2.8(b)(iii), issue or agree to issue additional shares of capital stock, in one or any series of transactions or, except in relation to Parent Borrower’s Series A and Series B Preferred Stock; or, except in compliance with the Merger Agreement, enter into any transaction of consolidation, merger, or amalgamation; or liquidate, wind up, or dissolve or suffer any liquidation or dissolution or enter or agree to enter into any arrangement that would result in a Change of Control except in relation to the Merger.

6.11  Transactions with Affiliates. Except in relation to transactions among Borrowers and Big Lake Services Company, LLC, a Delaware limited liability company, directly or indirectly, enter into any transaction (including the sale, lease, or exchange of Property or the rendering of service) with any of its Affiliates, other than upon fair and reasonable terms no less favorable than could be obtained in an arm’s length transaction with a Person which was not an Affiliate and provided Borrowers obtain Lender’s prior written approval of any such transaction.

6.12  Lines of Business. Expand, on its own or through any Subsidiary, into any line of business other than those in which any Borrower is engaged as of the date hereof.

6.13  Plan Obligations. Assume or otherwise become subject to an obligation to contribute to or maintain any Plan or acquire any Person which has at any time had an obligation to contribute to or maintain any Plan.

6.14  Current Ratio. Permit, as of the close of any fiscal quarter, the ratio of (i) the sum of Current Assets plus the unused portion of this credit facility to (ii) Current Liabilities to be less than 1.00 to 1.00.

6.15  EBITDA to Current Borrowing Base Ratio. Permit, as of the close of any fiscal quarter, calculated on a consolidated basis, the ratio of (a) quarterly EBITDA plus Stock Subscription Value to (b) the product of one twenty-fourth (1/24th) multiplied by the then-current Borrowing Base to be less than 1.0 to 1.0 for each fiscal quarter commencing with the fiscal quarter ending September 30, 2006. As used in this Section 6.15, “Stock Subscription Value” means (i) for the period from the Closing Date to March 31, 2007, the aggregate cash received plus the amount of valid and outstanding receivables of Lothian Oil Inc. in relation to stock subscriptions executed and delivered to Lothian Oil Inc. for the applicable quarter, but prior to March 31, 2007 and (ii) for all periods after March 31, 2007, $0.00.

6.16  Minimum Consolidated Tangible Net Worth. Permit its Consolidated Tangible Net Worth to be less than $11,500,000 beginning with the date of Closing, plus (a) 50% of the consolidated net income (excluding losses) of Borrowers, beginning with the quarter ending June 30, 2006 and (b) 100% of any increase in shareholder’s equity resulting from the sale or issuance of any equity interests of Parent Borrower or any of its Subsidiaries, beginning with the quarter ending June 30, 2006.

6.17  Commodity Hedge Agreements . During the term of this Agreement, enter into any Commodity Hedge Agreements unless they (a) (i) are entered into in the ordinary course of business for the purpose of directly mitigating risks associated with Borrower’s liabilities and commitments and not for purposes of speculation or taking a “market view;” (ii) do not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, (iii) are entered into with or through a counterparty that has a credit rating satisfactory to Lender in its sole discretion (iv) do not cover monthly notional volumes of hydrocarbons that exceed in the aggregate ninety percent (90%) of the Proved Developed Producing Reserves that are projected to be produced from the Borrowing Base Oil and Gas Properties for the applicable period and with respect to the most recent Reserve Report or as otherwise determined as calculated by Lender and (v) not secured by any Properties of any Borrower or any Guarantor or (b) consists of put transactions on terms acceptable to Lender in its sole discretion.

6.18  UHC Credit Documents. Amend or modify, or agree to amend or modify, any terms of the UHC Credit Documents, except as may be provided in the Subordination Agreement.

ARTICLE VII

EVENTS OF DEFAULT

7.1  Enumeration of Events of Default. Any of the following events shall constitute an Event of Default:

(a)  default shall be made in the payment when due of any installment of principal or interest under this Agreement or the Note or in the payment when due of any fee or other sum payable under any Loan Document and such default shall continue for three (3) days after any such payment is due;

(b)  (i) default shall be made by any Borrower under any provision under Article VI of this Agreement or (ii) default shall be made by any Borrower in the due observance or performance of any of its respective obligations under the Loan Documents, and such default shall continue for 30 days after the earlier of notice thereof to any Borrower by Lender or knowledge thereof by any Borrower;

(c)  any representation or warranty made by any Borrower in any of the Loan Documents proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate, or data furnished or made to Lender in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

(d)  default shall be made by any Borrower (as principal or guarantor or other surety) in the payment or performance of any bond, debenture, note, Commodity Hedge Agreement, Rate Management Transaction, or other Indebtedness or under any credit agreement, loan agreement, indenture, promissory note, or similar agreement or instrument executed in connection with any of the foregoing, and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto;

(e)  any Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding, (iii) make a general assignment for the benefit of creditors, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;

(f)  an order, judgment, or decree shall be entered against any Borrower by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian, or liquidator of it or all or any substantial part of its assets, and such order, judgment, or decree shall not be dismissed or stayed within 30 days;

(g)  the levy against any significant portion of the Property of any Borrower, or any execution, garnishment, attachment, sequestration, or other writ or similar proceeding which is not permanently dismissed or discharged within 60 days after the levy;

(h)  a final and non-appealable order, judgment, or decree shall be entered against any Borrower for money damages and/or Indebtedness due in an amount in excess of $250,000, and such order, judgment, or decree shall not be dismissed or stayed within 60 days;

(i)  any Borrower shall have (i) concealed, removed, or diverted, or permitted to be concealed, removed, or diverted, any material portion of its Property, with intent to hinder, delay, or defraud its creditors or any of them, (ii) made or suffered a transfer of any material portion of its Property which maybe fraudulent under any bankruptcy, fraudulent conveyance, or similar law, (iii) made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or (iv) suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which is not vacated within 30 days from the date thereof;

(j)  any Security Instrument shall for any reason not, or cease to, create valid and perfected first-priority Liens subject to Permitted Liens against the Collateral purportedly covered thereby and such default shall continue for five (5) days after such default or any Borrower shall assert that any Security Instrument does not or discontinues to create valid Liens thereunder;

(k)  the occurrence of a Material Adverse Effect and the same shall remain unremedied for in excess of 30 days after notice given by Lender; or

(l)  the occurrence of a Change of Control.

7.2  Remedies.

(a)  Upon the occurrence of an Event of Default specified in Sections 7.1(e) or 7.1(f), immediately and without notice, (i) all Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by Borrowers; (ii) the Commitment shall immediately cease and terminate unless and until reinstated by Lender in writing; and (iii) Lender is hereby authorized at any time and from time to time, without notice to Borrowers (any such notice being expressly waived by Borrowers), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by Lender and any and all other indebtedness at any time owing by Lender to or for the credit or account of Borrowers against any and all of the Obligations although such Obligations may be unmatured.

(b)  Upon the occurrence of any Event of Default other than those specified in Sections 7.1(e) or 7.1(f), (i) Lender may, by notice to Borrowers, declare all Obligations immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by Borrowers; (ii) the Commitment shall immediately cease and terminate unless and until reinstated by Lender in writing; and (iii) Lender is hereby authorized at any time and from time to time, without notice to Borrowers (any such notice being expressly waived by Borrowers), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by Lender and any and all other indebtedness at any time owing by Lender to or for the credit or account of any Borrower against any and all of the Obligations although such Obligations may be unmatured.

(c)  Upon the occurrence of any Event of Default, Lender may, in addition to the foregoing in this Section, exercise any or all of its rights and remedies provided by law or pursuant to the Loan Documents.

ARTICLE VIII

MISCELLANEOUS

8.1  Transfers; Participations. Lender may, without the consent of Borrowers not to be unreasonably withheld, at any time, sell, transfer, assign, or grant participations in the Obligations or any portion thereof. Lender may forward to each Transferee and prospective Transferee all documents and information relating to such Obligations, whether furnished by Borrowers or otherwise obtained, as Lender determines necessary or desirable. Each Borrower agrees that each Transferee, regardless of the nature of any transfer to it, may exercise all rights (including, without limitation, rights of set-off) with respect to the portion of the Obligations held by it as fully as if such Transferee were the direct holder thereof; subject to any agreements between such Transferee and the transferor to such Transferee.

8.2  Survival of Representations, Warranties, and Covenants. All representations and warranties of Borrowers and all covenants and agreements herein made shall survive the execution and delivery of the Note and the Security Instruments and shall remain in force and effect so long as any Obligation is outstanding or any Commitment exists.

8.3  Notices and Other Communications. Except as to verbal notices expressly authorized herein, which verbal notices shall be confirmed in writing, all notices, requests, and communications hereunder shall be in writing (including by telecopy). Unless otherwise expressly provided herein, any such notice, request, demand, or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, three days following deposit in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of telecopy notice, when receipt thereof is acknowledged orally or by written confirmation report, addressed as follows:

(a)  if to Lender, to:

Sterling Bank
2550 North Loop West, Suite 800
Houston, Texas 77092
Attention: Daniel G. Steele
Telecopy: (713) 507-7948

(b)  if to Borrowers, to:

Lothian Oil Inc.
405 N. Marienfeld, Suite 200
Midland, Texas 79701
Attention: C. Scott Wilson
Telecopy: (432) 686-2644

Notwithstanding anything to the contrary under this Agreement, any provision relating to any notices, requests and communications to be made by Lender to any Borrower shall only be required to be made to Parent Borrower, and Lender shall only be required to rely on notices, requests and communications from Parent Borrower on behalf of itself and the other Borrowers and not from any other Borrower. Any party may, by proper written notice hereunder to the others, change the individuals or addresses to which such notices to it shall thereafter be sent.

8.4  Parties in Interest. Subject to the restrictions on changes in corporate structure set forth in Section 6.10 and other applicable restrictions contained herein, all covenants and agreements herein contained by or on behalf of Borrowers or Lender shall be binding upon and inure to the benefit of Borrowers or Lender, as the case may be, and their respective legal representatives, successors, and assigns.

8.5  Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of Lender and Borrowers. No other Person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms, and any or all of such provisions may be freely waived in whole or in part by Lender at any time if in its sole discretion it deems it advisable to do so.

8.6  Renewals; Extensions. All provisions of this Agreement relating to the Note shall apply with equal force and effect to each promissory note hereafter executed which in whole or in part represents a renewal or extension of any part of the Indebtedness of Borrowers under this Agreement, the Note, or any other Loan Document.

8.7  No Waiver; Rights Cumulative. No course of dealing on the part of Lender, its officers or employees, nor any failure or delay by Lender with respect to exercising any of its rights under any Loan Document shall operate as a waiver thereof. The rights of Lender under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right. Neither the making of any Loan nor the issuance of a Letter of Credit shall constitute a waiver of any of the covenants, warranties, or conditions of Borrowers contained herein. In the event any Borrower is unable to satisfy any such covenant, warranty, or condition, neither the making of any Loan nor the issuance of a Letter of Credit shall have the effect of precluding Lender from thereafter declaring such inability to be an Event of Default as hereinabove provided.

8.8  Survival Upon Unenforceability. In the event any one or more of the provisions contained in any of the Loan Documents or in any other instrument referred to herein or executed in connection with the Obligations shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of any Loan Document or of any other instrument referred to herein or executed in connection with such Obligations.

8.9  Amendments; Waivers. Neither this Agreement nor any provision hereof may be amended, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge, or termination is sought.

8.10  Controlling Agreement. In the event of a conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.

8.11  Disposition of Collateral. Notwithstanding any term or provision, express or implied, in any of the Security Instruments, the realization, liquidation, foreclosure, or any other disposition on or of any or all of the Collateral shall be in the order and manner and determined in the sole discretion of Lender; provided, however, that in no event shall Lender violate applicable law or exercise rights and remedies other than those provided in such Security Instruments or otherwise existing at law or in equity.

8.12  GOVERNING LAW. THIS AGREEMENT AND THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT (I) CHAPTER 345 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY AND (II) EXCEPT, WITH REGARD TO THE SECURITY INSTRUMENTS TO THE EXTENT THAT THE LAWS OR ANY JURISDICTION IN WHICH THE MORTGAGED PROPERTIES NECESSARILY GOVERN.

8.13  JURISDICTION AND VENUE.  ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF LENDER, IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS. EACH BORROWER HEREBY SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY LENDER IN ACCORDANCE WITH THIS SECTION.

8.14  WAIVER OF RIGHTS TO JURY TRIAL. EACH BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR LENDER ENTERING INTO THIS AGREEMENT.

8.15  ENTIRE AGREEMENT. THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF, INCLUDING, WITHOUT LIMITATION, THE TERM SHEET DATED MARCH 31, 2006, FROM LENDER TO BORROWERS FURTHERMORE, IN THIS REGARD, THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

8.16  IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for any Borrower: When any Borrower opens an account, if any Borrower is an individual, Lender will ask for such Borrower's name, residential address, tax identification number, date of birth, and other information that will allow Lender to identify such Borrower, and, if such Borrower is not an individual, Lender will ask for such Borrower's name, tax identification number, business address, and other information that will allow Lender to identify such Borrower. Lender may also ask, if such Borrower is an individual, to see such Borrower's driver’s license or other identifying documents, and, if such Borrower is not an individual, to see such Borrower's legal organizational documents or other identifying documents. Lender will verify and record the information that the Lender obtains from such Borrower pursuant to the USA PATRIOT Act, and will maintain and retain that record in accordance with the regulations promulgated under the USA PATRIOT Act.

8.17  Counterparts. For the convenience of the parties, this Agreement may be executed in multiple counterparts, each of which for all purposes shall be deemed to be an original, and all such counterparts shall together constitute but one and the same Agreement.

8.18  Amendment and Restatement. This Agreement amends, rearranges and restates the Prior Credit Agreement. All Security Instruments, as defined in the Prior Credit Agreement shall also constitute Security Instruments as defined in this Agreement, and they shall continue to secure all Obligations of Borrowers hereunder.

8.19  Ratification and Merger. Effective as of the Effective Time as defined in the Merger Agreement, Lothian Oil Inc. shall be merged with and into United Heritage Corporation, the separate existence of Lothian Oil Inc. shall cease, and United Heritage Corporation shall continue as the surviving corporation after the merger and the name of United Heritage Corporation shall be changed to Lothian Oil Inc. As of the Effective Time and subject to the satisfaction of the condition set forth in this Agreement, Lender hereby (a) consents to the proposed transactions set forth in the Merger Agreement, (b) waives any violation of a noncompliance with any provision of this Agreement resulting directly from the merger, and (c) agrees not to exercise any rights or remedies available to it under the Loan Documents which arise solely as the result of the violation or noncompliance resulting from the merger. As of, and subsequent to, the Effective Time, and subsequent to United Heritage Corporation’s name change to Lothian Oil Inc., and reincorporation as a Delaware corporation, Lothian Oil Inc. (a) shall assume all obligations of the predecessor Lothian Oil Inc. as the Parent Borrower under this Agreement and all other Loan Documents and (b) confirms thereafter that the representations and warranties set forth in this Agreement and all other Loan Documents with respect to it as a Borrower are true and correct in all respects as of the Effective Time.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, this Agreement is deemed executed effective as of the date first above written.

BORROWERS:

UNITED HERITAGE CORPORATION

By:	/s/ C. Scott Wilson
C. Scott Wilson
Chief Executive Officer and President

LOTHIAN OIL INC.

By:	/s/ C. Scott Wilson
C. Scott Wilson
Chief Financial Officer

LOTHIAN OIL (USA) INC.

By:	/s/ C. Scott Wilson
C. Scott Wilson
Chief Financial Officer

LOTHIAN OIL TEXAS I, INC.

By:	/s/ C. Scott Wilson
C. Scott Wilson
Chief Financial Officer

UHC NEW MEXICO CORPORATION

By:	/s/ C. Scott Wilson
C. Scott Wilson
Chief Executive Officer and President

LENDER:

STERLING BANK

By:	/s/ Daniel G. Steele
Daniel G. Steele
Senior Vice President

EXHIBIT I

FORM OF NOTE

Exhibit 10 1 for 8-K-Amended and Restated Credit Agreement.DOC EXHIBIT I

EXHIBIT II

FORM OF BORROWING REQUEST

Exhibit 10 1 for 8-K-Amended and Restated Credit Agreement.DOC EXHIBIT II

EXHIBIT III

FORM OF COMPLIANCE CERTIFICATE

Exhibit 10 1 for 8-K-Amended and Restated Credit Agreement.DOC EXHIBIT III

EXHIBIT IV

DISCLOSURES

LIABILITIES
None

ENVIRONMENTAL MATTERS
None

REFUNDS
None

GAS CONTRACTS
None

CASUALTIES
None

SUBSIDIARIES

I.  Lothian Oil Inc.

Lothian Oil (USA) Inc.
United Heritage Corporation

II. Lothian Oil (USA) Inc.

Lothian Oil Texas I, Inc.
Texas Oil Texas II, Inc.

II. United Heritage Corporation

UHC New Mexico Corporation
UHC Petroleum Corporation
UHC Petroleum Services Corporation
National Heritage Services Corporation

Exhibit 10 1 for 8-K-Amended and Restated Credit Agreement.DOC EXHIBIT IV

EXHIBIT V

BORROWING BASE OIL AND GAS PROPERTIES

Exhibit 10 1 for 8-K-Amended and Restated Credit Agreement.DOC EXHIBIT V

EXHIBIT VI

PURCHASERS OF PRODUCTION

Purchaser Name	Purchaser Address

Navajo Refining Company	501 East Main Artesia, New Mexico 88210 (505) 748-3311

ConocoPhillips Company	600 North Dairy Ashford Houston, Texas 77079-1175 P.O. Box 2197 Houston, Texas 77252-2197 (281) 293-1000

Shell U.S. Gas & Power	1301 McKinney, Suite 700 Houston, Texas 77010

Plains Marketing	333 Clay Street, Suite 1600 Houston, Texas 77002 (713) 646-4100 (713 646-4680 (fax)

Duke Energy Field Services, LLC	370 17th Street, Suite 2500 Denver, Colorado 80202 (303) 595-3331

Versado - Targa Resources, Inc.	1000 Louisiana, Suite 4700 Houston, Texas 77002 (713) 584-1000 (713) 584-1100

Exhibit 10 1 for 8-K-Amended and Restated Credit Agreement.DOC EXHIBIT VI

EXHIBIT VII

AFFILIATE TRANSACTION

None.

Exhibit 10 1 for 8-K-Amended and Restated Credit Agreement.DOC EXHIBIT VII